GRAPHIC PACKAGING INTERNATIONAL, INC.

AMENDMENT TO THE
GRAPHIC PACKAGING INTERNATIONAL, INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN

The undersigned, being all the members of the Board of Directors of Graphic Packaging International, Inc., a Delaware corporation (the "Plan Sponsor") hereby make this amendment to the Graphic Packaging International, Inc. Non-Qualified Deferred Compensation Plan (the "Plan").

W I T N E S S E T H :

WHEREAS, the Plan Sponsor adopted the Plan effective as of July 1, 2011, to provide deferred compensation opportunities to a select group of employees;

WHEREAS, pursuant to the terms of an offer letter to Stephen Scherger ("Scherger") dated March 30, 2012 (the "Offer Letter"), the Plan Sponsor agreed to provide cetain deferred compensation to Scherger under the Plan upon commencement of employment with the Plan Sponsor as its Senior Vice President, Consumer Packaging Division;

WHEREAS, the Plan Sponsor desires to amend the Plan in regard to establishment of an Account (as such term is defined in the Plan) under the Plan on behalf of Scherger pursuant to the terms of the Offer Letter;

WHEREAS, Section 10.1 of the Plan authorizes the Board of Directors of the Plan Sponsor (the "Board") to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended by adding a new Section 13.12 at the end thereof, to read as follows:

13.12 Non-Qualified Deferred Compensation for Stephen Scherger. As soon as administratively practicable after the date of commencement of employment of Stephen Scherger ("Scherger") with the Plan Sponsor, the Plan Sponsor shall cause to be credited to an Account for Scherger under the Plan a one-time employer contribution of One Million and no/100 Dollars ($1,000,000.00). Except as otherwise provided in this Section 13.12, such Account shall be subject to all applicable terms and conditions of the Plan.

Scherger' s vested interest in the amount so credited, as adjusted for earnings in accordance with the terms of the Plan, will be based on the following schedule with Scherger's continued employment with the Plan Sponsor throughout each relevant period: (i) twenty percent (20%) thereof will vest on April 1, 2013; (ii) an additional twenty percent (20%) of the balance in such Account will vest on April 1, 2014; and (iii) the remaining amount in such Account will vest on April 1, 2015, so that such Account is fully vested following three (3) years of continuous employment with the Plan Sponsor.

The amount so credited to Scherger's Account under the Plan (as adjusted for earnings) will be subject to all applicable terms and conditions of the Plan. If Scherger's employment with the Plan Sponsor terminates for any reason before the third anniversary of the date of commencement of his employment, the vested balance of such Account (determined under the vesting schedule described above) will be payable in the form of a single lump-sum payment upon the Scherger's Separation from Service, subject to all applicable terms and conditions of the Plan, and all unvested amounts shall be forfeited.

IN WITNESS WHEREOF, the undersigned, being all the members of the Board of Directors of the Plan Sponsor, have executed this Amendment on the date first written above.

By: /s/ David W. Scheible
David W. Scheible

By: /s/ Daniel J. Blount
Daniel J. Blount

By: /s/ Stephen A. Hellrung
Stephen A. Hellrung